Exhibit 21.1
LIST OF SUBSIDIARIES

Subsidiary Name	State of Incorporation

Cumberland Woodlands, LLC	Kentucky
Stanford Wilderness Road, LLC	Kentucky
UTAG, Inc.	Illinois
Universal Guaranty Life Insurance Company	Ohio
HPG Acquisitions, LLC	Texas
RLF Lexington Properties, LLC	Colorado
American Capitol Insurance Company	Texas
Imperial Plan, Inc.	Texas
Sun Valley Homes, LLC	Arizona
Sand Lake, LLC	Texas
Collier Beach, LLC	South Carolina
Northwest Florida of Okaloosa Holding, LLC	Florida
TL Miami Investco, LLC	Florida
UG Acquisitions, LLC	Delaware
UTG Avalon, LLC	Florida
VC Palm Springs Investco, LLC	Florida
Wingate of St Johns Holding, LLC	Florida